Exhibit 99.1

Ethan Allen Reports Results for Quarter Ended December 31, 2009

DANBURY, Conn.--(BUSINESS WIRE)--January 28, 2010--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and six months ended December 31, 2009.

Three Months Ended December 31, 2009

Net delivered sales for the quarter ended December 31, 2009 amounted to $143.3 million as compared to $189.6 million in the prior year quarter. Net delivered sales for the Company’s Retail division were $107.1 million compared with $147.2 million the prior year quarter. Wholesale net sales were $84.5 million versus $108.8 million the prior year quarter. Comparable Ethan Allen design center net delivered sales were 25.3% lower than the prior year quarter while comparable written orders were 6.1% lower. The Company’s Retail backlog has increased 34% and the Wholesale backlog is up 54% from the prior year second quarter.

For the quarter ended December 31, 2009, diluted loss per share amounted to $0.12 on a loss of $3.3 million, which includes $3.9 million in transition costs and a $0.8 million restructuring and impairment charge for previously announced actions. This compares to diluted earnings per share and net income of $0.19 and $5.5 million, respectively, for the prior year. Excluding the impact of the transition costs and restructuring and impairment charges and the impact of tax valuation allowances recorded, diluted loss per share amounted to $0.06 for the current quarter.

Six Months Ended December 31, 2009

For the six months ended December 31, 2009, net delivered sales totaled $279.5 million as compared to $395.4 million in the prior year comparable period. Net delivered sales for the Company’s Retail division were $210.3 million compared with $303.1 million the prior year. Wholesale net sales were $165.8 million versus $230.1 million the prior year.

For the six months ended December 31, 2009, diluted loss per share amounted to $0.58 on a loss of $16.9 million, which includes $12.4 million in transition costs and a $1.6 million restructuring and impairment charges for previously announced actions. This compares to diluted earnings per share and net income of $0.45 and $12.9 million, respectively, for the prior year, which included a restructuring benefit of $1.6 million due to the gain on the sale of properties closed in fiscal 2008. Excluding the impact of the transition costs and restructuring and impairment charges in both periods and the impact of tax valuation allowances recorded, diluted loss per share amounted to $0.25 in the current period compared to diluted earnings per share of $0.41 in the prior year comparable period.

Farooq Kathwari, Chairman, President and CEO commented, “The challenges of the past year have provided us an opportunity to significantly strengthen many elements of our vertically integrated enterprise while at the same time increasing our cash position from June 30 by 44% to $76 million at December 31, 2009.”

Mr. Kathwari continued, “The consolidation and restructuring initiatives did result in lower delivered sales in the December quarter while increasing our backlogs. Our plants, retail and logistics have absorbed most of the operational changes and transition costs during the last six months. This includes the training of 274 new upholstery associates and the conversion of our case goods products to custom. We expect to significantly lower these costs in the third and fourth quarters of this fiscal year."

Mr. Kathwari added, “We have strong marketing initiatives in place. While we need to remain cautious, we are continuing with our plans to increase production in both our domestic wood and upholstery products. We will discuss these efforts as well as our other initiatives in detail during our conference call.”

Analyst Conference Call

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, January 28th. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08

Net sales	$143,302	$189,558	$279,492	$395,399
Cost of sales	74,278	87,757	152,159	181,657
Gross profit	69,024	101,801	127,333	213,742
Operating expenses:
Selling	33,801	48,721	67,406	104,023
General and administrative	39,729	42,967	79,709	89,025
Restructuring and impairment charge	777	26	1,589	(1,604)
Total operating expenses	74,307	91,714	148,704	191,444
Operating income (loss)	(5,283)	10,087	(21,371)	22,298
Interest and other miscellaneous income	1,020	1,113	1,817	2,213
Interest expense and other related financing costs	2,978	2,932	5,959	5,833
Income (loss) before income taxes	(7,241)	8,268	(25,513)	18,678
Income tax expense (benefit)	(3,903)	2,780	(8,596)	5,768
Net income (loss)	$(3,338)	$5,488	$(16,917)	$12,910

Basic earnings per common share:
Net income (loss) per basic share	$(0.12)	$0.19	$(0.58)	$0.45
Basic weighted average shares outstanding	28,917	28,739	28,922	28,721

Diluted earnings per common share:
Net income (loss) per diluted share	$(0.12)	$0.19	$(0.58)	$0.45
Diluted weighted average shares outstanding	28,917	28,739	28,922	28,793

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	December 31,	June 30,
	2009	2009

Assets
Current assets:
Cash and cash equivalents	$76,138	$52,960
Accounts receivable, net	12,581	13,086
Inventories	141,991	156,519
Prepaid expenses & other current assets	10,536	21,060
Deferred income taxes	14,899	8,077
Total current assets	256,145	251,702

Property, plant and equipment, net	313,528	333,599
Intangible assets, net	45,128	45,128
Other assets	17,669	16,056

Total Assets	$632,470	$646,485

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$43	$42
Customer deposits	36,573	31,691
Accounts payable	23,236	22,199
Accrued expenses & other current liabilities	56,251	58,531
Total current liabilities	116,103	112,463

Long-term debt	203,165	203,106
Other long-term liabilities	25,323	24,993
Total liabilities	344,591	340,562

Shareholders' equity	287,879	305,923

Total Liabilities and Shareholders' Equity	$632,470	$646,485

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08

Net sales	$143.3	$189.6	$279.5	$395.4
Gross margin	48.2%	53.7%	45.6%	54.1%
Operating margin	-3.7%	5.3%	-7.6%	5.6%
Operating margin (ex restructuring, impairment &
plant transition charges )	-0.4%	5.3%	-2.6%	5.2%
Net income (loss)	($3.3)	$5.5	($16.9)	$12.9
Net income (loss) (ex restructuring, impairment &
plant transition charges )	($1.6)	$5.5	($7.3)	$11.8

Operating cash flow	$3.9	($2.4)	$20.8	$15.7
Capital expenditures	$2.8	$5.1	$5.3	$16.1
Acquisitions	$0.0	$0.3	$0.0	$0.6
Treasury stock repurchases (settlement
date basis)	$0.0	$0.0	$0.0	$0.0

EBITDA	$1.1	$17.3	($1.7)	$36.6
EBITDA as % of net sales	0.8%	9.1%	-0.6%	9.2%
EBITDA (ex restructuring, impairment and
plant transition charges )	$5.8	$17.3	$5.7	$35.0
EBITDA as % of net sales (ex restructuring,
impairment and plant transition charges )	4.0%	9.2%	2.0%	8.8%

Selected Financial Data by Business Segment:
	Three Months Ended		Six Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Retail
Net sales	$107.1	$147.2	$210.3	$303.1
Operating margin	-9.1%	-2.2%	-10.1%	-2.1%
Operating margin (ex restructuring, impairment &
plant transition charges )	-8.1%	-2.1%	-9.2%	-2.7%

Wholesale
Net sales	$84.5	$108.8	$165.8	$230.1
Operating margin	1.2%	7.9%	-2.2%	8.9%
Operating margin (ex restructuring, impairment &
plant transition charges )	5.4%	7.9%	5.2%	9.1%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2009 and 2008
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Income / Earnings Per Share
Net income (loss)	$(3,338)	$5,488	$(16,917)	$12,910
Add: restructuring, impairment and plant transition charges
(credit), net of related tax effect	1,710	17	9,603	(1,109)
Net income (loss) (excluding restructuring impairment and
plant transition charges)	$(1,628)	$5,505	$(7,314)	$11,801

Earnings (loss) per basic share	$(0.12)	$0.19	$(0.58)	$0.45
Earnings (loss) per basic share (excluding restructuring,
impairment and plant transition charges (credit))	$(0.06)	$0.19	$(0.25)	$0.41
Basic weighted average shares outstanding	28,917	28,739	28,922	28,721

Earnings (loss) per diluted share	$(0.12)	$0.19	$(0.58)	$0.45
Earnings (loss) per diluted share (excluding restructuring,
impairment and plant transition charges (credit))	$(0.06)	$0.19	$(0.25)	$0.41
Diluted weighted average shares outstanding	28,917	28,739	28,922	28,793

Consolidated Operating Income / Operating Margin
Operating income (loss)	$(5,283)	$10,087	$(21,371)	$22,298
Add: restructuring, impairment and plant transition
charges (credit)	4,677	26	13,995	(1,604)
Operating income (loss) (excluding restructuring,
impairment and plant transition charges)	$(606)	$10,113	$(7,376)	$20,694

Net sales	$143,302	$189,558	$279,492	$395,399
Operating margin	-3.7%	5.3%	-7.6%	5.6%
Operating margin (excluding restructuring, impairment
and plant transition charges)	-0.4%	5.3%	-2.6%	5.2%

Wholesale Operating Income / Operating Margin
Wholesale operating income (loss)	$1,022	$8,580	$(3,638)	$20,465
Add: restructuring, impairment and plant transition
charges (credit)	3,523	-	12,179	408
Wholesale operating income (excluding restructuring,
impairment and plant transition charges)	$4,545	$8,580	$8,541	$20,873
Wholesale net sales	$84,499	$108,848	$165,780	$230,143
Wholesale operating margin	1.2%	7.9%	-2.2%	8.9%
Wholesale operating margin (excluding restructuring,
impairment and plant transition charges)	5.4%	7.9%	5.2%	9.1%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(9,792)	$(3,185)	$(21,141)	$(6,237)
Add: restructuring, impairment and plant transition
charges (credit)	1,154	26	1,816	(2,012)
Retail operating income (loss) (excluding restructuring,
impairment and plant transition charges (credit))	$(8,638)	$(3,159)	$(19,325)	$(8,249)
Retail net sales	$107,123	$147,183	$210,273	$303,053
Retail operating margin	-9.1%	-2.2%	-10.1%	-2.1%
Retail operating margin (excluding restructuring,
impairment and plant transition charges)	-8.1%	-2.1%	-9.2%	-2.7%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2009 and 2008
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

EBITDA
Net income (loss)	$(3,338)	$5,488	$(16,917)	$12,910
Add: interest expense (income), net	2,731	2,565	5,497	5,073
Add: income tax expense (benefit)	(3,903)	2,780	(8,596)	5,768
Add: depreciation and amortization (including plant
accelerated depreciation)	5,633	6,490	18,330	12,808
EBITDA	$1,123	$17,323	$(1,686)	$36,559
Net sales	$143,302	$189,558	$279,492	$395,399
EBITDA as % of net sales	0.8%	9.1%	-0.6%	9.2%

EBITDA	$1,123	$17,323	$(1,686)	$36,559
Add: restructuring, impairment and plant transition
charges (credit)	4,677	26	7,365	(1,604)
Adjusted EBITDA	$5,800	$17,349	$5,679	$34,955
Net sales	$143,302	$189,558	$279,492	$395,399
Adjusted EBITDA as % of net sales	4.0%	9.2%	2.0%	8.8%

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer